Exhibit 99.1

News Release

Media Contacts:
Telkonet Investor Relations, 240.912.1811, ir@telkonet.com
Garrett Axford, Georgina Garrett / Simon Jones, 866.940.9987, +44.1903.854900, mail@garrett-axford.co.uk

For Immediate Release

Telkonet, Inc. Receives Compliance Notice from NYSE Amex LLC

Germantown, MD – May 21, 2009 – Telkonet, Inc. (NYSE Amex: TKO), a Clean Technology company that develops and manufactures proprietary energy management and SmartGrid networking technology, announced today that it received notice from NYSE Amex LLC (the “Exchange”) on May 18, 2009 indicating that Telkonet, Inc. (the “Company”) does not satisfy certain of the Exchange’s continued listing standards. Specifically, the Company is not in compliance with Section 1003(a)(iv) of the Exchange’s Company Guide (the “Company Guide”) in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature.

The Company was afforded the opportunity to submit a plan of compliance to the Exchange by June 18, 2009 that demonstrates the Company’s ability to regain compliance with Section 1003(a)(iv) of the Company Guide by November 18, 2009. If the Company does not submit a plan, or if the plan is not accepted by the Exchange, the Company will be subject to delisting procedures as set forth in Section 1010 and part 12 of the Company Guide.

The Company's common stock continues to trade on the Exchange. The Exchange has advised the Company that the Exchange is utilizing the financial status indicator fields in the Consolidated Tape Association's Consolidated Tape System and Consolidated Quote Systems Low Speed and High Speed Tapes to identify companies that are in noncompliance with the Exchange's continued listing standards. Accordingly, the Company will become subject to the trading symbol extension ".BC" to denote such noncompliance.

About Telkonet
Telkonet provides integrated, centrally-managed energy management and SmartGrid networking solutions that improve energy efficiency and reduce the demand for new energy generation. The company’s energy management systems, aimed at the hospitality, commercial, government, healthcare and education markets, are dynamically lowering HVAC costs in over 140,000 rooms, and are an integral part of various utilities’ green energy efficiency and rebate programs.

Primarily targeting SmartGrid and utility applications, Telkonet’s patented powerline communications (PLC) platform delivers cost-effective, robust networking, with real-time online monitoring and maintenance capabilities, increasing the reliability and energy efficiency across the entire utility grid. www.telkonet.com.

All company, brand or product names are registered trademarks or trademarks of their respective holders.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenue due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).